Exhibit 4.2

SEVENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

     THIS SEVENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 20, 2004 (this “Amendment”), is by and between CHILDTIME CHILDCARE, INC., an Illinois corporation (the “Company”), and BANK ONE, NA, with its main office in Chicago, Illinois, and successor by merger to Bank One, Michigan, a Michigan banking corporation (the “Bank”).

INTRODUCTION

     A.     The Company and the Bank have entered into an Amended and Restated Credit Agreement dated as of January 31, 2002, as amended by the First Amendment to Amended and Restated Credit Agreement dated as of April 1, 2002, the Second Amendment to Amended and Restated Credit Agreement dated as of July 19, 2002, the Third Amendment to Amended and Restated Credit Agreement dated as of February 14, 2003, the Fourth Amendment to Amended and Restated Credit Agreement dated as of June 25, 2003, the Fifth Amendment to Amended and Restated Credit Agreement dated as of November 19, 2003, and the Sixth Amendment to Amended and Restated Credit Agreement dated as of December 29, 2003 (the “Credit Agreement”).

     B.     The Company has requested the Bank to modify the Credit Agreement in certain respects, and the Bank is willing to so amend the Credit Agreement on the terms and conditions set forth in this Amendment.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein and in the Credit Agreement contained, the parties hereto agree as follows:

ARTICLE 1. AMENDMENT TO CREDIT AGREEMENT

     Effective the date (the “Amendment Date”) the conditions precedent set forth in Article 3 are satisfied, the Credit Agreement hereby is amended as follows:

          1.1 Clause (iv) of Section 5.2(e) (relabeled as such pursuant to the Second Amendment referenced above) is relabeled as clause “(v)”, and the following new clause (iv) is inserted into Section 5.2(e):

(iv) Rental obligations under, and contingent obligations in respect of guaranties of, leases for real property sold by the Company pursuant to sale/leaseback transactions approved by the Bank in connection with sales of childcare centers consented to by the Bank under Section 5.2(h)(ii) and with respect to which all conditions of such consents have been satisfied; and

ARTICLE 2. REPRESENTATIONS AND WARRANTIES

          In order to induce the Bank to enter into this Amendment, the Company represents and warrants that:

          2.1 The execution, delivery and performance by the Company of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Company’s charter or by-laws, or of any contract or undertaking to which the Company is a party or by which the Company or its property is or may be bound or affected.

          2.2 This Amendment is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          2.3 No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including without limitation any creditor or stockholder of the Company, is required on the part of the Company in connection with the execution, delivery and performance of this Amendment or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Amendment.

          2.4 After giving effect to this Amendment, the representations and warranties contained in Article IV of the Credit Agreement and in the Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof and no Default or Event of Default has occurred and is continuing; provided that such representations and warranties contained in Section 4.6 of the Credit Agreement shall be deemed made with respect to the most recent fiscal year-end and interim financial statements, respectively, of the Parent Guarantor and its Subsidiaries delivered pursuant to Section 5.1(d) of the Credit Agreement.

ARTICLE 3. CONDITIONS PRECEDENT

          The amendment set forth in Article 1 of this Amendment shall not become effective until each of the following has been satisfied:

          3.1 This Amendment shall have been executed by a duly authorized officer on behalf of the Company, and the acknowledgements at the end of this Amendment shall have been executed by a duly authorized officer on behalf of each of the Guarantors, in the respective spaces so provided, and this Amendment shall have been delivered to the Bank.

          3.2 Such other documents, and evidence of completion of such other matters, as the Bank may reasonably request shall have been duly executed, if applicable, and delivered to the Bank.

ARTICLE 4. CONSENT TO SALE/LEASEBACKS

     The Company has informed the Bank that the Company desires to sell the thirteen (13) childcare centers identified below or as otherwise are identified to the Bank and approved by the Bank in its sole discretion (the “Subject Centers”) as contemplated by Section 5.2(h)(ii) of the Credit Agreement, pursuant to agreements in the form of the Agreement for Purchase and Sale of Real Estate provided to the Bank’s counsel on January 14, 2004 via email from the Chief Financial Officer of the Company, which agreements provide for sale and leaseback of the Subject Centers (the “Sale/Leasebacks”), and which childcare centers are encumbered by Mortgages in favor of the Bank. The Company has requested the Bank to consent to the Sale/Leasebacks and release the Mortgages on the Subject Centers.

The Subject Centers are:	Accepted Value:
2839 Villareal Drive, Orange, CA	$930,000
9861 Yorktown Avenue, Huntington Beach, CA	$1,000,000
2091 Sierra Avenue, Clovis, CA	$625,000
14700 Perris Avenue, Moreno Valley, CA	$760,000
9950 St. Augustine Road, Jacksonville, FL	$750,000
2145 Eastwood Avenue, Akron, OH	$500,000
5959 24 Mile Road, Shelby Twp., MI	$773,000
1506 Kempsville Road, Virginia Beach, VA	$800,000
6048 Providence Road, Virginia Beach, VA	$800,000
1431 Eden Way North, Chesapeake, VA	$790,000
1220 Alverser Drive, Midlothian, VA	$850,000
5050 Warner Road, Phoenix, AZ	$650,000
24590 La Plata Drive, Laguna Niguel, CA	$900,000

     The Bank hereby consents to the Sale/Leasebacks and agrees to release its Mortgages on the Subject Centers, subject to the satisfaction of the following conditions:

     (i)  the terms and provisions of the lease agreements for the Sale/Leasebacks shall be acceptable to the Bank;

     (iii)  concurrently with the closing of each of the Sale/Leasebacks, the Company shall prepay the Loans in an aggregate principal amount of not less than an amount acceptable to the Bank in its sole discretion, and in connection with each such prepayment the Commitment shall be deemed permanently reduced by an amount not less than 40% of the “Accepted Value” of each related Subject Center as set forth above or as otherwise proposed by the Company and accepted by the Bank in its sole discretion; provided that for administrative convenience such

ARTICLE 4. KNOWN DEFAULTS WAIVER

Commitment reductions shall take place at such time and times as the aggregate amount of such values has reached an amount acceptable to the Bank;

     (v)  all conditions precedent set forth in Article 3 shall have been satisfied.

     The Company and the Guarantors acknowledge and agree that the consent provided hereby is a limited consent, limited to the specified Sale/Leasebacks described above and subject to the conditions described herein. Such limited consent (a) shall not be deemed a consent to the sale of any other childcare centers owned by the Company or any other action or omission by the Company or any of the Guarantors, (b) shall not be deemed a waiver of any term, covenant or agreement of the Credit Agreement or any other Loan Document, and (c) shall not be deemed to prejudice any present or future right or rights which the Bank now has or may have thereunder.

ARTICLE 5. MISCELLANEOUS

          5.1 If the Company shall fail to perform or observe any term, covenant or agreement in this Amendment, or any representation or warranty made by the Company in this Amendment shall prove to have been incorrect in any material respect when made, such occurrence shall be deemed to constitute an Event of Default.

          5.2 All references to the Credit Agreement in any other document, instrument or certificate referred to in the Credit Agreement or delivered in connection therewith or pursuant thereto hereafter shall be deemed references to the Credit Agreement, as amended hereby

          5.3 The Company represents and warrants that it is aware of no claims or causes of action against the Bank or any of its officers, directors, employees or agents. Notwithstanding such representation and warranty, and as further consideration for the agreements set forth in this Amendment, each of the Company and the Guarantors, for itself and its successors and assigns, releases the Bank, and its officers, directors, employees, agents, attorneys, affiliates, subsidiaries, and successors and assigns, from any liability, claim, right or cause of action which now exists or hereafter arises, whether known or unknown, arising from or in any way related to facts in existence as of the date hereof.

          5.4 Each party hereto, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily, and intentionally waives any right any of them may have to a trial by jury in any litigation based upon or arising out of this Amendment, or any agreement referenced herein or other related instrument or agreement, or any of the transactions contemplated by this Amendment, or any course of conduct, dealing, statements (whether oral or written) or actions of any of them. None of the parties hereto shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by any party hereto except by a written instrument executed by all of them.

          5.5 This Amendment and the other agreements and documents executed in connection with this Amendment constitute the entire understanding of the parties with respect to the subject matter hereof. This Amendment is binding on the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto and their respective successors and assigns. If any of the provisions of this Amendment are in conflict with any applicable statute or rule or law or otherwise unenforceable, such offending provisions shall be null and void only to the extent of such conflict or unenforceability, but shall be deemed separate from and shall not invalidate any other provision of this Amendment.

          5.6 No course of dealing on the part of the Bank, nor any delay or failure on the part of the Bank in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice the Bank’s rights and remedies hereunder or under the Credit Agreement, the Note, any Security Document, any other Loan Document or any other agreement or instrument of the Company or any of the Guarantors with or in favor of the Bank; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Bank under this Amendment or under the Credit Agreement, the Note, any Security Document, any other Loan Document or any other agreement or instrument of the Company or any Guarantor with or in favor of the Bank is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Amendment or under the Credit Agreement, the Note, any Security Document, any other Loan Document or any other agreement or instrument of the Company or any Guarantor with or in favor of the Bank or by applicable law to the Bank may be exercised from time to time and as often as may be deemed expedient by the Bank.

          5.7 The Loan Documents and, subject to the amendments herein provided, the Credit Agreement shall in all respects continue in full force and effect.

          5.8 Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

          5.9 This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan.

          5.10 The Company agrees to pay the reasonable fees and expenses of Dickinson Wright PLLC, counsel for the Bank, in connection with the negotiation and preparation of this Amendment and the consummation of the transactions contemplated hereby, and in connection with advising the Bank as to its rights and responsibilities with respect thereto.

          5.11 This Amendment may be executed upon any number of counterparts with the same effect as if the signatures thereto were upon the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first-above written.

CHILDTIME CHILDCARE, INC.

By:	/s/ Frank Jerneycic

Its Vice President and Chief Financial Officer

BANK ONE, NA

By:	/s/ Richard C. Ellis

Its First Vice President

GUARANTOR ACKNOWLEDGEMENT

     Each of the undersigned hereby acknowledges that it has reviewed and fully consents to the foregoing Seventh Amendment to Amended and Restated Credit Agreement (the “Amendment”), that the Guaranty Agreements and all other Loan Documents made by each of the undersigned in favor of the Bank continue in full force and effect and each of the undersigned acknowledges and agrees that it has no defenses, counterclaims or offsets with respect thereto. All references to the Credit Agreement in the Guaranty Agreements and in all other Loan Documents or any other document, instrument or certificate referred to in the Credit Agreement or delivered in connection therewith or pursuant thereto, hereafter shall be deemed references to the Credit Agreement, as amended by the Amendment. Except as otherwise expressly set forth herein, capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Amendment or the Credit Agreement, as the case may be.

CHILDTIME LEARNING CENTERS, INC.

By:	/s/ Frank Jerneycic

Its Vice President and Chief Financial Officer

CHILDTIME CHILDCARE-PMC, INC.

By:	/s/ Frank Jerneycic

Its Vice President and Chief Financial Officer

CHILDTIME CHILDCARE-MICHIGAN, INC.

By:	/s/ Frank Jerneycic

Its Vice President and Chief Financial Officer

TUTOR TIME LEARNING CENTERS, LLC (formerly known as TT Acquisition LLC)

By:	/s/ Frank Jerneycic

Its Vice President and Chief Financial Officer

TUTOR TIME INTERNATIONAL LEARNING CENTERS, INC. (formerly known as CTT Acquisition Corp.)

By:	/s/ Frank Jerneycic

Its Vice President and Chief Financial Officer